EXHIBIT 99.77Q1(1)






                                                     November 28, 2005




Delaware Management Company,
a series of Delaware Management Business Trust
2005 Market Street
Philadelphia, PA 19103


         Re: Advisory Fee Waiver Agreement
             -----------------------------



Ladies and Gentlemen:

     This letter agreement (the "Agreement") confirms the advisory fee waiver between the Aggressive Growth Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Delaware Management Company, a series of Delaware Management Business Trust (the "Adviser") with respect to the portfolio management of the Aggressive Growth Fund.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of May 1, 2003 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

     2. Term and Termination. This Agreement shall become effective on October 1, 2005 and shall continue for an initial 15-month term ending April 30, 2007. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Advisory Agreement, executed as of January 1, 2004, between the Adviser and T. Rowe Price Associates, Inc.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

     Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

                                      Very truly yours,

                                      AGGRESSIVE GROWTH FUND, a series of
                                      Lincoln Variable Insurance Products Trust


                                      By: /s/ Rise C.M. Taylor
                                      Name: Rise C.M. Taylor, Vice President
                                      Date: November 28, 2005


Agreed to:

DELAWARE MANAGEMENT COMPANY, a
series of Delaware Management Business Trust


By: /s/ David P. O'Connor
Name: David P. O'Connor, Senior Vice President
Date: November 29, 2005

                                   Schedule A
                                   ----------


   Avg. Daily Net Assets of the Fund        Waiver Amount*
   ---------------------------------        --------------

   Excess over $750,000,000                 Fees greater than .60 of 1%





         * These amounts are stated on an annual basis.